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P. O. Box 7108
Billings, MT 59103














                        Independent Accountants' Consent
                        --------------------------------



The Board of Directors and Stockholders
Powerhouse Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 of Powerhouse Technologies, Inc. 1991 Employee Stock Purchase Plan (33-41953 and Powerhouse Technologies, Inc. 1994 Stock Incentive Plan (33-86430) our report dated February 19, 1999, relating to the consolidated balance sheets of Powerhouse Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Powerhouse Technologies, Inc.





                                        /S/  KPMG LLP



Billings, Montana
March 26, 1999